EXHIBIT (1)(b)

       REFERENCE NO. 95/4/11 - REACTIVATION OF SEPARATE ACCOUNT E

1. BACKGROUND/DISCUSSION. Chairman Devlin advised the Board that it is in the best interests of AGNY to market variable annuity contracts and that, in order to fund those contracts, certain statements must be filed with the Securities and Exchange Commission to reactivate Separate Account E.

2.   BOARD ACTION. The Board unanimously approved the following resolution:

     WHEREAS, American General Life Insurance Company of New York ("AGNY"), by Board of Directors resolution dated February 15, 1979, approved the establishment of Separate Account "E" (the "Account") to provide for funding variable annuity contracts; and

     WHEREAS, AGNY, by Board of Directors resolution dated May 16, 1980, established certain rules and regulations governing the operation of the Account; and

     WHEREAS, subsequent to the establishment of the Account, AGNY entered into an agreement with the Variable Annuity Life Insurance Company ("VALIC") approved by the New York State Insurance Department ("NYSID") whereby AGNY agreed not t market annuity contracts in New York; and

     WHEREAS, AGNY and VALIC have agreed to amend the aforesaid agreement, subject to the approval of the NYSID, thereby enabling AGNY to market variable annuity contracts in New York; and

     WHEREAS, changes in circumstances and the laws and regulations pertaining to separate accounts necessitate Board of Directors approval to amend the registration statement with respect to the Account;

NOW THEREFORE, BE IT RESOLVED, that the President, Vice Presidents, Associate General Counsel and Secretary, other appropriate officers, or any of them (the "Officers"), or any persons designated by them, including, but not limited to, employees of AGNY, in conjunction with independent auditors, legal counsel and/or such others as they may deem appropriate, be and they each hereby are, severally authorized, for and on behalf of AGNY, and with respect to the Account, to take such action as they deem necessary or appropriate to prepare, execute and cause to be filed with the Securities and Exchange Commission: a registration statement on Form N-4, or other applicable form, to provide for amendment to the registration of the account as a unit investment trust investment company under the Investment Company Act of 1940 (the "1940 Act"); any application or applications for exemptions from provisions of the 1940 Act and/or rules thereunder which application or applications may be on behalf of any other separate account established by AGNY or any affiliated company of AGNY, now or in the future; a registration statement on Form N-4, or other applicable form to register the contracts of interests or interests thereunder (which may be in an indefinite amount) from time to time under the Securities Act of 1933, as amended, all in such form as such Officers may approve, and amendments, exhibits, and other supporting documents thereto; and be it


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     FURTHER  RESOLVED,  that the  above  AGNY  Officers  be,  and  they  are, authorized to establish divisions in the Account; to provide that allocations may be made thereto pursuant to contract provisions and contract owner instructions: to add, remove, consolidate, or otherwise modify divisions of the Account; and to change the name of the Account; and be it

     FURTHER RESOLVED, that each division shall invest only in the shares of a single investment company or a single portfolio or fund of an investment company organized as a series fund pursuant to the 1940 Act; and be it

     FURTHER RESOLVED, that the contracts will provide one or more fixed interest rate options through which contract owners may allocate premium to AGNY's general account in addition to the Account; and be it

     FURTHER RESOLVED, that in the above AGNY officers be, and they hereby are, authorized to appoint third party administrators, subject to the laws of the State of New York, and be it

     FURTHER RESOLVED, that the above AGNY Officers be, and they hereby are, authorized to invest the assets of the Account in Funds of the Van Kampen American Capital Life Investment Trust and other investment companies, as necessary and appropriate, with the power to modify the investments in such investment company or companies as necessary and appropriate; and be it

     FURTHER RESOLVED, that, consistent with ss. 4240 of the New York State Insurance Law, (a) the income gains and losses, whether or not realized, from assets allocated to the Account, shall, in accordance with applicable contract, be credited to or charged against the Account without regard to other income, gains or losses of AGNY, with assets attributable to contracts to be held and applied exclusively for the benefit of contract owners; (b) the value of contracts, or any portion thereof, or any unit of interest or participation therein, either prior or subsequent to annuitization, or both, shall vary according to the investment experience of the Account; (c) the assets of the Account shall be legally segregated from the general account assets of AGNY and shall, at the time during the year that adjustments in the reserves are made, have a value at least equal to the reserves and other contract liabilities with respect to the Account, and at all other times shall have a value approximately equal to or in excess of such reserves and liabilities; and (d) that portion of such assets having a value equal to or approximately equal to, such reserves and contract liabilities shall not be chargeable with liabilities arising out of any other business which AGNY may conduct; and be it

     FURTHER RESOLVED, that the above AGNY Officers are hereby authorized to take any and all other actions necessary to effect the purposes of these resolutions.